Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

5E Advanced Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.01 par value	457(c)	4,581,534	$9.99(2)	$0.00011020	$5,043.80

	Total Offering Amounts				$45,769,524.66

	Net Fee Due						$5,043.80

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for purposes of calculating the registration fee, the proposed maximum offering price per shares is $9.99, which is the average of the high and low prices of the Common Stock on October 3, 2022 on the Nasdaq Global Select Market (“Nasdaq”).